                                                                   EXHIBIT 99.02


                       TRAVELERS GROUP 401(K) SAVINGS PLAN

                        FINANCIAL STATEMENTS AND SCHEDULE

                           DECEMBER 31, 1999 AND 1998


                   (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                      TRAVELERS GROUP 401(k) SAVINGS PLAN
                       FINANCIAL STATEMENTS AND SCHEDULE
                           December 31, 1999 AND 1998



                                      Index

                                                                                                          Page

Independent Auditors' Report                                                                                1

Financial Statements:

     Statements of Net Assets Available for Plan Benefits
         at December 31, 1999 and 1998                                                                      2

     Statements of Changes in Net Assets Available for Plan Benefits
         for the years ended December 31, 1999 and 1998                                                     3

     Notes to Financial Statements                                                                          4

Supplemental Schedule *

     Schedule of Assets Held for Investment Purposes
         at December 31, 1999                                                                              12



* Schedules required by Form 5500 which are not applicable have not been included.

                          INDEPENDENT AUDITORS' REPORT


To the Plan Review Committee of Citigroup Inc.:

We have audited the accompanying statements of net assets available for Plan benefits of Travelers Group 401(k) Savings Plan (the "Plan") as of December 31, 1999 and 1998, and the related statements of changes in net assets available for Plan benefits for the years then ended. These financial statements are the responsibility of the Plan Administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan Administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for Plan benefits of the Plan as of December 31, 1999 and 1998, and the changes in net assets available for Plan benefits for the years then ended in conformity with generally accepted accounting principles.

Our December 31, 1999 audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes at December 31, 1999 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan Administrator. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements, taken as a whole.



                                                      KPMG LLP
New York, New York
June 21, 2000

                             TRAVELERS GROUP 401(k) SAVINGS PLAN

                     STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                                  DECEMBER 31, 1999 AND 1998



                                                                               1999                           1998
                                                                          ------------                   --------------
ASSETS

Investments, at value (notes 2 and 3)                                    $6,631,058,493                  $4,660,419,982

Cash                                                                             -                          124,133,706


Receivables:
   Contributions                                                              9,122,920                      30,755,433
   Receivable for Investments Sold                                               -                           21,950,421
   Dividends and Other                                                        6,103,539                       1,405,120
                                                                         --------------                  --------------
                   Total receivables                                         15,226,459                      54,110,974
                                                                         --------------                  --------------
                  TOTAL ASSETS                                            6,646,284,952                   4,838,664,662
                                                                         --------------                  --------------

LIABILITIES

Dividends & Interest                                                              9,283                           -
Administrative Fees Payable                                                   1,125,145                           -
Payable for Investments Purchased                                                -                            8,996,543
                                                                         --------------                  --------------


                    TOTAL LIABILITIES                                         1,134,428                       8,996,543
                                                                         --------------                  --------------

NET ASSETS AVAILABLE FOR PLAN BENEFITS                                   $6,645,150,524                  $4,829,668,119
                                                                         ==============                  ==============

See accompanying notes to financial statements.

                       TRAVELERS GROUP 401(k) SAVINGS PLAN

         STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998



                                                                                  1999                            1998
                                                                           ----------------                 ----------------
ADDITIONS TO NET ASSETS ATTRIBUTED TO:
Investment Activity:
Dividends                                                                  $    170,039,853                 $    94,873,644
Interest                                                                         54,098,958                      50,528,698
Net Appreciation in Fair Value of Investments                                 1,736,134,744                      81,473,746
                                                                           ----------------                 ----------------
                                                                              1,960,273,555                     226,876,088

Less:  Trustee/Administrative Expense                                           (5,406,249)                     (3,835,066)
                                                                           ----------------                 ----------------

       NET INVESTMENT INCOME                                                  1,954,867,306                     223,041,022
                                                                           ----------------                 ----------------

Contributions:
Participant                                                                     255,957,675                     281,814,742
Employer                                                                         12,036,876                       5,137,065
                                                                           ----------------                 ----------------
TOTAL CONTRIUBTIONS                                                             267,994,551                     286,951,807
                                                                           ----------------                 ----------------

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
Distributions to Participants                                                 (407,379,452)                   (377,745,190)
                                                                           ----------------                 ----------------
                TOTAL DEDUCTIONS                                              (407,379,452)                   (377,745,190)
                                                                           ----------------                 ----------------

    Increase in Net Assets Available for Plan Benefits                        1,815,482,405                     132,247,639
                                                                           ----------------                 ----------------

Net Assets Available for Plan Benefits
    Balance at Beginning of Year                                              4,829,668,119                   4,697,420,480

                                                                           ----------------                 ----------------
     BALANCE AT END OF YEAR                                                $  6,645,150,524                 $ 4,829,668,119
                                                                           ================                 ================







See accompanying notes to financial statements.

                      TRAVELERS GROUP 401(k) SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998


 (1)     PLAN DESCRIPTION

          The following brief description of Travelers Group 401(k) Savings Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Travelers Group 401(k) Savings Plan Document (as amended and restated as of January 1, 1998) for more complete information.

          The Plan covers all eligible employees of the former Travelers Group Inc. ("Travelers"), and eligible employees of subsidiaries and affiliates of Travelers (the "Company"). The Plan is administered by the Plan Review Committee of Citigroup Inc., and the Plan Sponsor is Citigroup ("Citigroup"), formerly known as Travelers.

          On October 8, 1998 Citicorp merged with and into a newly formed, wholly owned subsidiary of Travelers, and Travelers changed its name to Citigroup Inc. ("Citigroup"). Under the terms of the merger, each share of Travelers common stock automatically represented one share of Citigroup common stock. Following the exchange, former shareholders of Citicorp and Travelers each own approximately 50% of the outstanding common stock of Citigroup. Consequently, the "Travelers Common Stock Fund" was renamed "Citigroup Common Stock Fund" and Citigroup became the Plan Sponsor.

          CONTRIBUTIONS

          The Plan is a defined contribution plan designed to encourage savings on the part of eligible employees. Eligible employees may elect to have a portion of their regular pay, including overtime, reduced each pay period, in any one percent increment, by an amount from 1% to 20% of their compensation (subject to a statutory limitation of $10,000 for each of 1999 and 1998) as pretax contributions. Employee pre-tax contributions and employer contributions (described below), as well as the earnings thereon, are taxed to the participant only at the time of distribution.

          For the year ended December 31, 1999 ("1999 Plan Year"), Citigroup, for itself or on behalf of the Company, as appropriate, contributed an employer contribution on behalf of each participant eligible for the employer contribution as of the last day of the Plan year. In the 1999 Plan Year, Citigroup's employee contribution equaled $350 for each full-time eligible employee earning $40,000 or less per annum who were employed by the Company as of December 31, 1998 and through December 31, 1999. In addition, in the 1999 Plan year, Citigroup contributed an employer contribution of $175 for each part-time eligible employee employed by the Company as of December 31, 1998 and through December 31, 1999, who was eligible to participate in the Plan on December 31, 1998, and with an earned hourly rate of less than $20/hour.

          Citigroup employees earning more than $40,000 per annum were not eligible to receive any employer contributions. As a result of certain acquisitions or mergers, the company provides contributions to certain participants as described in the Plan document.

                       TRAVELERS GROUP 401(k) SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998

          Citigroup, for itself or on behalf of the Company, makes contributions on behalf of eligible participants who elect to have pretax contributions invested in the Citigroup Common Stock Fund and the Travelers Property Casualty Common Stock Fund by having such contributions invested at a 5% discount from the fair value of such stock ("Discount Contributions").

          After-Tax contributions were discontinued for Travelers Property Casualty and Copeland employees effective January 1, 1999. Other employees may have After-Tax contributions from prior plans that were merged with the Travelers Group 401 (k) Savings Plan.

          Although it has not expressed any intention to do so, Citigroup has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). In the event of Plan termination, either full or partial, all amounts credited to the participants' accounts shall become 100 % vested and, therefore, will not be subject to forfeiture.

          FUND TRANSFERS AND ALLOCATION OF CONTRIBUTIONS

          Participants may elect to divide their contributions among the funds in whole increments divisible by 1%. Employer contributions are invested in accordance with the investment direction specified by the participant.

          A participant may elect to suspend his/her contributions, as soon as administratively practicable, subject to the Plan's notice requirements. Such participant may thereafter resume contributions as of the first pay period beginning in any calendar month, subject to the Plan's notice requirements. In addition, a participant may change the rate of his/her contributions as of the first pay period beginning in any calendar month, or first available pay period effective February 24, 1999, subject to the Plan's notice requirements.

          A participant may elect to change the allocation of future contributions among the funds once each calendar month on or about the first day of any pay period, subject to the Plan's notice requirements.

          A participant may elect to transfer the value of his/her contributions in whole increments of 1% to another investment fund or funds, subject to certain restrictions. The transfer will be effective on or about the last business day of the calendar month, subject to the Plan's notice requirements.

                       TRAVELERS GROUP 401(k) SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998



          VESTING

          The rights of a participant to his/her contributions and any earnings thereon are at all times fully vested and non-forfeitable. Prior to January 1, 1997, matching employer contributions for Travelers Participants of the Plan were fully vested and non-forfeitable for those participants whose initial date of employment was before January 1, 1993. For those Travelers Participants whose initial date of employment is on or after January 1, 1993, matching employer contributions are 100% vested and non-forfeitable after five years of service.

          Prior to January 1, 1999, matching employer contributions for participants who were employees of Salomon Brothers Inc., a subsidiary of the former Travelers, were immediately vested. With respect to employer contributions formerly referred to as Guideline Benefit Contributions, participants vest 10% per year after completing one year of eligible service with the Company. Commencing with the fifth year of eligible service, the vesting percentage increases to 20% as each subsequent year of eligible service is completed, so that participants become fully vested after completion of seven years of eligible service.

          For the years ended December 31, 1999 and 1998, current Plan year employer contributions were reduced by approximately $2.4 million and $25.6 million, respectively from forfeitures.

          ROLLOVER AND TRANSFER CONTRIBUTIONS

          The Plan permits participants to have their interests in other qualified profit-sharing plans transferred to the Plan or to make rollover contributions into the Plan from an individual retirement account (or similar arrangement). Such transfers or rollovers to the Plan may only be made with the approval of the Plan Administrator and do not affect any other contributions made by or on behalf of a participant.

          LOANS

          Subject to the Plan's provisions and the requirements contained within ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), participants may apply for a loan from the Plan at an annual interest rate equal to the prime rate, as published in The Wall Street Journal for the first business day of the month in which the loan application is initiated, plus one percent.

          Loan repayments by participants who are employed by the Company are generally made through after-tax payroll deductions.

                       TRAVELERS GROUP 401(k) SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998



          WITHDRAWALS

          Prior to termination of employment, a participant may withdraw weekly, subject to the Plan's notice requirements, all or a portion of the value of his or her rollover contributions account, all or any portion of the vested value of his/her account if the participant has attained age 59-1/2 or becomes totally and permanently disabled, or all or any portion of the value of his/her contributions account in the event of demonstrated financial hardship, subject to the Plan's provisions.

          Withdrawals to which a participant is entitled are the amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant's account. Withdrawals from the Citigroup Common Stock Fund, the Travelers Property Casualty (TAP) Common Stock Fund and the American Express Common Stock Fund may be paid in either shares of common stock or cash at the discretion of the participant. Fractional shares and withdrawals from other funds are paid in cash. Participants' after-tax contributions and earnings thereon are nonforfeitable and may be withdrawn at any time.

          DISTRIBUTIONS

          A participant, after leaving the company, can have the total of his/her account distributed in a lump-sum payment or if the vested account balance is greater than $5,000 in installments or annuities.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          (a)       ACCOUNTING METHOD

                    The financial statements of the Plan have been prepared on the accrual basis of accounting.

                    In September, 1999 the American Institute of Certified Public Accountants issued Statement of Position 99-3, Accounting for and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters (SOP 99-3). SOP 99-3 simplifies the disclosure for certain investments and is effective for plan years ending after December 15, 1999 with earlier application encouraged. The Plan has adopted SOP 99-3 for the Plan year ending December 31, 1999, and as such, the 1998 financial statements have been reclassified to eliminate the participant-directed fund investment program disclosures.

                       TRAVELERS GROUP 401(k) SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998




          (b)       INVESTMENT VALUATION AND INCOME RECOGNITION

                    The shares of common stock held by the Citigroup Common Stock Fund, the Travelers Property Casualty Common Stock Fund and the American Express Common Stock Fund are valued at the last reported sale price on the New York Stock Exchange for the last business day of the year. The shares of the mutual and commingled funds are valued at the net asset value per share as of December 31, 1999 and 1998.

                    Short-term money market investments and participant loans are valued at cost plus interest received which approximates fair value. Guaranteed investment contracts and guaranteed annuity contracts are valued at contract value which approximates fair value. The Universal Life Insurance Contract is carried at contract value, which approximates fair value as reported to the Plan by TransAmerica Assurance Company.

                    Purchases and sales of securities are recorded on a trade date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation in the fair value of investments includes the Plan's investments bought, sold and held during the year.

          (c)       PAYMENT OF BENEFITS

                    Benefits are recorded when paid.

          (d)       USE OF ESTIMATES IN THE PREPARATION OF THE FINANCIAL
                    STATEMENTS

                    The preparation of financial statements in conformity with generally accepted accounting principles requires the Plan Administrator to make estimates and assumptions that affect the reported amounts of assets and liabilities, changes therein, and disclosure of contingent assets and liabilities at the date of the financial statements are prepared. Actual results could differ from those estimates.

                       TRAVELERS GROUP 401(k) SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998




(3)      INVESTMENTS

            Effective January 1, 1999, the Plan was amended. In connection with the amendment, investment options were consolidated into 20 separate investment options as listed below:

               Citigroup Common Stock Fund
                (formerly Travelers Group Common Stock Fund)
               Travelers Property Casualty Common Stock Fund
               Stable Value Fund*
               Smith Barney Money Funds Cash Portfolio
               Smith Barney Government Securities Fund*
               Smith Barney Diversified Strategic Income Fund
               Salomon Brothers High Yield Bond Fund
               Smith Barney Concert Allocation Series Balanced Fund Smith Barney Concert Allocation Series Growth Fund
               Smith Barney Concert Allocation Series High Growth Fund State Street Global Advisors S&P 500 Index Strategy Fund Smith Barney Appreciation Fund
               Smith Barney Large Cap Growth Fund*
               Smith Barney Large Cap Value Fund

               Salomon Brothers Investors Fund*
               State Street Global Advisors Russell 2000 Index Strategy Fund Smith Barney Aggressive Growth Fund
               Smith Barney International Equity Fund
               EuroPacific Growth Fund
               Templeton Developing Markets Trust

              *New investment option as of January 1, 1999.

         The following funds were either frozen to new participants or new contributions as of January 1, 1999:

               Van Kampen American Capital Emerging Growth Fund
               Van Kampen American Capital Enterprise Fund
               Van Kampen American Capital Comstock Fund
               Van Kampen American Capital Government Securities Fund American Express Common Stock Fund
               Salomon Brothers Capital Fund
               Salomon Brothers Institutional Money Market Fund

         The Plan's remaining investment options were terminated and participants were directed to transfer their account balances into the funds listed above.

                       TRAVELERS GROUP 401(k) SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998


          During the years ended December 31, 1999 and 1998, the Plan's investments (including investments bought, sold and held) appreciated in value by $1.7 billion and $81 million respectively, as follows:

                                                              1999                                  1998
                                                       ----------------                        --------------
         Common Stock (at quoted market value)         $    285,856,331                        $(133,111,499)
         Mutual and commingled funds
          (at estimated fair value)                       1,450,278,413                          214,599,764
         Other (at contract value)                               -                                   (14,519)
                                                       ----------------                        --------------
                                                       $  1,736,134,744                        $  81,473,746
                                                       ================                        ==============

          A summary of the Plan's investments as of December 31, 1999 and 1998 is listed below. Investments that represent more than 5% of the Plans assets are separately identified

                                                                                             1999                 1998
                                                                                             ----                 ----

        Investments at fair value as determined by quoted market prices:
              Citigroup Common Stock                                                   $2,987,793,983       $1,929,075,400
              Other Common Stock                                                          260,118,575          173,674,212
              Fixed Income Securities                                                     286,599,424           11,510,376
                                                                                        --------------      --------------
                                                                                        3,534,511,982        2,114,259,988
        Investments at estimated fair value
               State Street Global Advisors S&P 500
                  Index Strategy Fund                                                     419,933,016              -
               Van Kampen American Capital Emerging
                  Growth Fund                                                             380,994,520              -
               Other Mutual and Commingled funds                                        1,416,886,906        1,735,350,609
                                                                                        -------------       --------------
                                                                                        2,217,814,442        1,735,350,609
        Investments at contract value
              Short Term Investment Fund                                                   35,495,579              -
              Travelers Insurance Company Annuity                                         353,293,451          482,980,407
              Other Investment Contracts                                                  368,595,105          233,651,324
              Participant Loans                                                           121,347,934           94,177,654
                                                                                        --------------      --------------
                                                                                          878,732,069          810,809,385
                                                                                        --------------      --------------
                          Total Investments, at value                                  $6,631,058,493       $4,660,419,982
                                                                                       ==============       ==============

                       TRAVELERS GROUP 401(k) SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998



(4)       FEDERAL INCOME TAX CONSEQUENCES

          On November 1, 1996, the Internal Revenue Service issued a determination letter approving the continued exemption of the Plan and its underlying Trust from federal income taxes under the Code. Since the date of this letter, the Plan has been amended. In the opinion of the Plan Administrator and the Plan's legal counsel, the Plan and its Trust are operated within the terms of the Plan and in compliance with the applicable rules of the Code.

          Matching employer contributions, pretax contributions, discount contributions and the Plan earnings on all contributions are not taxable to participants until they are withdrawn by or distributed to the participants. Also, unrealized appreciation on shares of Citigroup common stock, Travelers Property Casualty Corp. common stock and American Express common stock distributed in a qualifying lump-sum distribution is not taxable at the time of distribution. As more fully discussed in subsequent events below, the Plan did not recognize taxable income as a result of the disposition of its shares of Travelers Property Casualty Corp.

(5)       RELATED PARTY TRANSACTIONS (PARTIES IN INTEREST)

          Certain Plan investments are shares of stock issued by Citigroup. Citigroup is the Plan sponsor as defined by the Plan.

          Certain Plan investments are shares of registered investment companies (mutual funds, stock funds and investment contracts) that are valued by Mutual Management Corporation, a subsidiary of Salomon Smith Barney Holdings, Inc. and Salomon Brothers Asset Management, Inc. Both are subsidiaries of Citigroup, Inc.

          Certain Plan investments are shares of commingled trust funds managed by State Street Bank and Trust ("State Street"). State Street is the custodian of the Plan's assets.

          At December 31, 1999, Citibank, N.A. was trustee for many of the plans investments. Citibank, N.A. is an indirect wholly owned subsidiary of Citigroup.

(6)       SUBSEQUENT EVENTS:

          Effective July 1, 2000, the three Smith Barney Concert Allocation Series Funds will be replaced by the Moderate Focus Fund and the Aggressive Focus Fund.

          Pursuant to Citigroup's recent tender offer for Travelers Property Casualty (TAP) Stock, all TAP shares in the TAP Stock Fund of the Travelers Group 401 (k) Savings Plan were either tendered effective April 19, 2000 at a price of $41.95, or acquired in the subsequent merger transaction effective April 20, 2000 for $41.95 depending on the election of each employee invested in the TAP Stock Fund as of April 13, 2000.

                      TRAVELERS GROUP 401(k) SAVINGS PLAN

                SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                               DECEMBER 31, 1999

                                                                              NUMBER
                                                              RATE           OF SHARES                COST               VALUE
                                                                         ------------------      --------------     --------------
SHORT TERM FUNDS
----------------
State Street Bank & Trust  Short-Term Investment Fund *                          35,495,579          35,495,579         35,495,579


STOCK FUNDS
-----------
Citigroup Common Stock (formerly Travelers Group Common Stock Fund)*             53,773,570         754,453,806      2,987,793,983
Travelers Property Casualty Common Stock *                                        1,244,926          33,956,717         42,638,716
Van Kampen American Capital Common Stock                                          1,037,732          16,294,372         15,358,429
American Express Common Stock                                                     1,215,768          28,856,043        202,121,430
                                                                                                    -----------      -------------
                                                                                                    833,560,938      3,247,912,558
                                                                                                    -----------      -------------
MUTUAL FUNDS
------------
Smith Barney Money Funds Cash Portfolio *                                       127,785,249         127,785,249        127,785,249
Smith Barney Government Securities Fund *                                         7,002,972          69,205,992         62,956,717
Smith Barney Diversified Strategic Income Fund *                                  3,775,764          29,845,142         27,676,348
Salomon Brothers High Yield Bond Fund *                                           1,304,053          12,835,554         12,362,418
Smith Barney Concert Allocation Series Balanced Fund *                            2,340,357          30,059,594         29,933,171
Smith Barney Concert Allocation Series Growth Fund *                                527,926           7,349,826          8,172,289
Smith Barney Concert Allocation High Growth *                                       569,669           8,230,885          9,895,147
State Street Global Advisors S&P 500 Index Fund *                                 1,691,355         349,876,882        419,933,016
Smith Barney Appreciation Fund *                                                 17,035,165         213,383,210        267,622,438
Smith Barney Large Cap Growth Fund *                                              3,265,239          69,344,534         82,414,640
Smith Barney Large Cap Value Fund *                                               9,557,218         144,652,578        162,854,991
Salomon Brothers Investors Fund *                                                   297,225           6,737,408          6,149,589
State Street Global Advisors Russell 2000 Index Fund *                            5,189,474          65,352,956         78,501,166
Smith Barney Aggressive Growth Fund *                                             2,736,263         127,404,519        233,184,315
Smith Barney International Equity Fund *                                          5,494,395         107,226,109        181,095,270
EuroPacific Growth Fund                                                           3,192,655          86,886,095        136,198,657
Templeton Developing Markets Trust                                                1,882,926          25,101,226         29,392,480
Van Kampen American Capital Emerging Growth Fund                                  4,360,702         163,813,099        380,994,520
Van Kampen American Capital Enterprise Fund                                       3,905,888          63,071,988         89,015,196
Van Kampen American Capital Government Securities Fund                              400,933           4,131,619          3,812,871
Salomon Brothers Capital Fund *                                                   4,029,003          80,495,872        102,457,558
Salomon Brothers Institutional Money Market Fund  *                              52,005,820          52,005,820         52,005,820
                                                                                                  -------------      -------------
                                                                                                  1,844,796,157      2,504,413,866
                                                                                                  -------------      -------------


                      TRAVELERS GROUP 401(k) SAVINGS PLAN

                SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                               DECEMBER 31, 1999


                                                                              NUMBER
                                                              RATE           OF SHARES                COST               VALUE
                                                                         ------------------      --------------     --------------
GUARANTEED INVESTMENT CONTRACTS ***
-----------------------------------
AIG Life Insurance Co. 18287                                 6.940%           4,402,336              4,402,336           4,402,336
C.N.A. - GP24014-016                                         6.800%           9,030,342              9,030,342           9,030,342
New York Life Insurance Co. GA06538-003                      7.220%           5,429,178              5,429,178           5,429,178
New York Life Insurance Co. GA06538-004                      6.550%           9,987,415              9,987,415           9,987,415
Principal Life Insurance Co. 4-09271                         6.150%          10,729,560             10,729,560          10,729,560
Travelers Life Insurance Co. GR-16384 *                      7.050%          33,744,359             33,744,359          33,744,359
Travelers Life Insurance Co. 16384-001 *                     7.050%          14,985,208             14,985,208          14,985,208
Travelers Life Insurance Co. GR-16409A *                     6.340%           8,846,277              8,846,277           8,846,277
Travelers Life Insurance Co. GR-16487 *                      5.620%           1,152,946              1,152,946           1,152,946
Travelers Life Insurance Co. GR-16569 *                      6.250%           9,166,406              9,166,406           9,166,406
Travelers Life Insurance Co. GR-16573  *                     6.200%           2,170,832              2,170,832           2,170,832
Travelers Life Insurance Co. GR-16878 *                      6.650%         159,268,442            159,268,442         159,268,442
Travelers Life Insurance Co. GR-16958 *                      5.960%           3,595,148              3,595,148           3,595,148
Travelers Life Insurance Co. GR-17104 *                      5.360%          96,003,199             96,003,199          96,003,199
Travelers Life Insurance Co. GR-8 *                          6.210%         353,293,450            353,293,450         353,293,450
                                                                                                   -----------         -----------
                                                                                                   721,805,098         721,805,098
                                                                                                   -----------         -----------
Universal Life Insurance Contract                                                83,458                 83,458              83,458

Participant Loans  **                                                       121,347,934            121,347,934         121,347,934

                                                                                                 -------------       --------------
TOTAL                                                                                            3,557,089,164       6,631,058,493
                                                                                                 =============       =============


* Parties in interest exempt under ERISA regulations. See note 5 to financial statements.

** The interest rate on loans to participants equal one percentage point above the Prime Rate published in the Wall Street Journal for the first business day of the month in which the loan application is received.

*** The interest rates of the guaranteed investment contracts range from 5.4% to 7.2%. The annualized rate of return for 1999 was 5.96%.



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